UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2005

TEXTRON INC.

(Exact name of Registrant as specified in its charter)

Delaware	I-5480	05-0315468
(State of	(Commission File Number.)	(IRS Employer
Incorporation)		Identification Number)

40 Westminster Street, Providence, Rhode Island 02903
(Address of principal executive offices)

 Registrant's telephone number, including area code: (401) 421-2800

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

            On March 28, 2005, Textron Inc. ("Textron") entered into a 5-year senior unsecured revolving credit facility (the "Facility Agreement") with JPMorgan Chase Bank, N.A., as administrative agent, and Citibank, N.A., as syndication agent, and other lenders in an aggregate principal amount of $1.25 billion that expires in March 2010. This replaces the $1.0 billion 5-year facility that was scheduled to expire in April 2007 and the $250 million 364-day facility that expired on March 28, 2005.

            Textron, as well as Textron Financial Corporation and certain other wholly-owned subsidiaries of Textron, will be eligible borrowers under the Facility Agreement. A borrower has two options with respect to interest on syndicated borrowings under the Facility Agreement. The first option is for interest to be payable at rates that are based on the London Interbank Offered Rate ("LIBOR") plus an applicable margin that can range from 17.5 basis points to 75 basis points depending on Textron's senior unsecured ratings as determined by Standard & Poor's ("S&P") and Moody's Investor Service ("Moody's"). Based on Textron's current S&P and Moody's ratings (A- and A3, respectively) the interest rate with respect to LIBOR would be LIBOR plus 25 basis points. Alternatively, for borrowings denominated in U.S. Dollars, Textron may opt to pay interest at the higher of (i) the administrative agent's floating prime lending rate or (ii) the federal funds rate plus 0.50% per annum. The Facility Agreement also permits Textron to request the administrative agent to solicit competitive bids for borrowings from the banks at a margin over LIBOR or at an absolute rate.

            Textron also will pay quarterly Facility Agreement fees, regardless of borrowing activity under the Facility Agreement. The quarterly fees for the Facility Agreement will range from 6 basis points to 15 basis points, depending on Textron's ratings by S&P and Moody's. At Textron's current rating, the fees are 8 basis points. Under the Facility Agreement, Textron will also pay a utilization fee of 10 basis points on LIBOR borrowings if the aggregate amount outstanding exceeds 50% of the banks' total commitment under the Facility Agreement.

            The Facility Agreement allows for non-U.S. Dollar borrowings up to the equivalent of U.S.$500 million. In addition up to $300 million is available for the issuance of non military-related letters of credit by certain of the banks: the interest rate applicable to such borrowings is equal to that of a LIBOR borrowing plus the utilization fee.

            The Facility Agreement contains covenants that, among other things, restrict the ability of Textron and its subsidiaries to engage in mergers or to incur liens without the approval of the lenders. The Facility Agreement also requires the Consolidated Indebtedness of Textron Manufacturing (as such terms are defined in the Facility Agreement) not to exceed 65% of Consolidated Capitalization (also as defined in the Facility Agreement). Upon the occurrence of an Event of Default (as defined in the Facility Agreement), all loans outstanding under the Facility Agreement (including accrued interest and fees payable with respect thereto) may be declared immediately due and payable and all commitments under the Facility Agreement may be terminated.

            A conformed copy of the Facility Agreement is attached hereto as Exhibit 10.1.

Item 1.02.	Termination of a Material Definitive Agreement

            On March 28, 2005, coincident with the entry into the Facility Agreement reported in Item 1.01 above, the existing 5-Year Credit Agreement dated as of April 1, 2002, among Textron, the Banks listed therein and JPMorgan Chase Bank as Administrative Agent, was terminated prior to its stated April 2007 expiration date.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

            The information described above under "Item 1.01. Entry into a Material Definitive Agreement" is incorporated herein by reference.

9.01	Financial Statements and Exhibits
(c)	Exhibits
The following exhibit is filing herewith:

            10.1 5-Year Credit Agreement, dated as of March 28, 2005, among Textron, the Banks listed therein, JPMorgan Chase Bank, N.A., as Administrative Agent, and Citibank, N.A., as Syndication Agent

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXTRON INC.
(Registrant)

Date: March 31, 2005

s/ Mary F. Lovejoy
By: Mary F. Lovejoy
Vice President and Treasurer

EXHIBIT INDEX

Exhibit No.	Exhibit
10.1	5-Year Credit Agreement, dated as of March 28, 2005, among Textron, the Banks listed therein, JPMorgan Chase Bank, N.A., as Administrative Agent, and Citibank, N.A., as Syndication Agent